EXHIBIT 10.1

REVOLVING CREDIT LOAN AGREEMENT

(UNSECURED)

          THIS REVOLVING CREDIT LOAN AGREEMENT made and delivered this 14th day of January 2005, by and between MANATRON, INC. and COMERICA BANK.

WITNESSETH

          WHEREAS, the Borrower desires to borrow up to Six Million Dollars ($6,000,000) from the Bank from time to time to renew the existing debt of the Borrower to the Bank and for the working capital needs of the Borrower; and

          WHEREAS, the Bank is willing to supply such financing subject to the terms and conditions set forth in this Agreement;

          NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the Borrower, the Subsidiaries and the Bank agree as follows:

SECTION 1. DEFINITIONS

          1.1          Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

          "Accounts Receivable" shall mean and include all Accounts, Chattel Paper and General Intangibles (including, but not limited to Tax Refunds, trade names, trade styles and goodwill, trade marks, copyrights and patents, and applications therefor, trade and proprietary secrets, formulae, designs, blueprints and plans, customer lists, literary rights, licenses and permits, receivables, insurance proceeds, beneficial interests in trusts and minute books and other books and records) now owned or hereafter acquired by the Borrower or any of the Subsidiaries.

          "Affiliate" shall mean, when used with respect to any person, any other person which, directly or indirectly, controls or is controlled by or is under common control with such person. For purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), with respect to any person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

          "Agreement" shall mean this Revolving Credit Loan Agreement.

          "Bank" shall mean Comerica Bank, a Michigan banking corporation.

          "Bankruptcy Code" shall mean Title 11 of the United States Code, as amended, or any successor act or code.

          "Borrower" shall mean Manatron, Inc., a Michigan corporation.

          "Business Day" shall mean a day on which the Bank is open to carry on its normal commercial lending business.

          "Commitment Amount" shall mean $6,000,000.

          "Consolidated" or "consolidated" shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more persons of the amounts signified by such term for all such persons determined on a consolidated basis in accordance with GAAP. Unless otherwise specified herein, references to "consolidated" financial statements or data of the Borrower include consolidation with the Subsidiaries in accordance with GAAP.

          "Contract Rate" shall mean, as of any applicable date of determination, the interest rate determined in accordance with Section 2.4 of this Agreement.

          "Current Assets" shall mean for any applicable Persons and as of any applicable date of determination, all cash, investments, non-affiliated customer receivables, inventories, unbilled retainages, notes receivable, revenues earned in excess of billings, deferred tax assets and other assets classified as current in accordance with GAAP.

          "Current Liabilities" shall mean for any applicable Persons and as of any applicable date of determination, (i) all liabilities that should be classified as current in accordance with GAAP, including without limitation any portion of the outstanding principal of the Note classified as current, plus (ii) to the extent not otherwise included, all liabilities of such Persons to any of its Affiliates whether or not classified as current in accordance with GAAP and all outstanding principal of the Note which is not classified as current.

          "Debt" shall mean, for any applicable Person(s) and as of any applicable time of determination thereof, the total liabilities of such Person(s) at such time, as determined in accordance with GAAP.

          "Debt-to-Tangible Net Worth Ratio" shall mean, for any applicable Person(s) and as of any applicable time of determination thereof, the ratio of (i) the total Debt of such Person(s) at such time to (ii) the Tangible Net Worth of such Person(s) at such time.

          "Default" shall mean a condition or event which, with the giving of notice or the passage of time, or both, would become an Event of Default.

          "Disbursement Date" shall mean each date upon which the Bank makes the loan to the Borrower under Section 2.1 of this Agreement.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

          "Event of Default" shall mean any of those conditions or events listed in Section 8.1 of this Agreement.

          "Financial Statements" shall mean all those balance sheets, earnings statements and other financial data (whether of the Borrower, any of the Subsidiaries, or otherwise) which have been and are hereafter furnished to the Bank for the purposes of, or in connection with, this Agreement and the transactions contemplated hereby, including without limit the following: Balance Sheet and Earnings Statement dated April 30, 2004.

          "GAAP" shall mean, as of any applicable date of determination, generally accepted accounting principles consistently applied.

          "Indebtedness" shall mean all loans, advances, indebtedness, obligations and liabilities of the Borrower and each of the Subsidiaries to the Bank under this Agreement, together with all other indebtedness, obligations and liabilities whatsoever of the Borrower and each of the Subsidiaries to the Bank, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising.

          "Legal Rate" shall mean the maximum interest rate permitted to be paid by the Borrower or received by the Bank with respect to the Indebtedness represented by the Note under applicable law.

          "Note" or "Revolving Credit Note" shall mean the $6,000,000 promissory note of even date from the Borrower conforming to Section 2.3 of this Agreement.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation or any person succeeding to the present powers and functions of the Pension Benefit Guaranty Corporation.

          "Permitted Liens" shall mean:

          (i)          liens, mortgages, security interests and encumbrances to or in favor of Bank;

          (ii)          liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and for which no interest, late charge or penalty is attaching or which is being contested in good faith by appropriate proceedings diligently pursued and, if requested by Bank, bonded in an amount and manner satisfactory to Bank;

          (iii)          liens, not delinquent, created by statute in connection with workers' compensation, unemployment insurance, social security, and similar statutory obligations;

          (iv)          liens in favor of mechanics, materialmen, carriers, warehousemen or other like statutory or common law liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable;

          (v)          minor encumbrances or imperfections of title consisting of existing or future zoning restrictions, existing recorded rights-of-way, existing recorded easements, existing recorded private restriction or existing or future public restrictions on the use of real property, none of which (individually or in the aggregate) materially impairs, or would materially impair, the present or future use of such property in the operation of the business for which it is used, or would be violated in any material respect by any existing or proposed structure or land use or would have a material adverse effect on the sale or lease of such property, or render title thereto unmarketable; and

          (vi)          purchase money security interests and liens arising out of "capitalized leases" securing obligations (including, without limit, all loan and lease installment payments) not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00), in aggregate, at any time, so long as such security interests and liens arise substantially contemporaneously with the incurrence of the purchase money indebtedness or capitalized lease obligation to which it relates, secures only the respective purchase money indebtedness or capitalized lease obligation to which it relates, and no other Debt, and covers and extends only to the respective property and assets to which it relates, and no other property or assets.

          "Person" or "person" shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

          "Prime Rate" shall mean that annual rate of interest designated by the Bank as its prime rate, which rate may not be the lowest rate of interest charged by the Bank to any of its customers, and which rate is changed by the Bank from time to time.

          "Revolving Loan" shall mean an advance made by the Bank to the Borrower under Section 2.1 of this Agreement on a Disbursement Date.

          "Subsidiary" shall mean any corporation, association, limited liability company, partnership or other business entity of which more than fifty percent (50%) of the outstanding voting stock or other equity interests is owned or controlled either directly or indirectly by the Borrower or one or more of its other Subsidiaries, or any combination thereof, or the management of which is controlled, either directly or indirectly by the Borrower or one or more of its other Subsidiaries, or any combination thereof.

          "Tangible Net Worth" shall mean, as of any applicable date of determination: (i) the net book value of all assets of a person (excluding patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, all other intangible assets, amounts due from employees and shareholders and prepaid expenses), after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), less (ii) all Debt of such person.

          "Tax Refunds" shall mean refunds or claims for refunds of any taxes at any time paid by Borrower to the United States of America or any state, city, county or other governmental entity.

          "Termination Date" shall mean August 1, 2007.

          "UCC" shall mean Public Act 174 of 1962 of the State of Michigan, as amended.

          1.2          Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

          1.3          Singular and Plural. Where the context herein requires, the singular number shall be deemed to include the plural, the masculine gender shall include the feminine and neuter genders, and vice versa.

SECTION 2. COMMITMENT, INTEREST AND FEES

          2.1          Revolving Credit Commitment. Subject to the terms and conditions of this Agreement, the Bank agrees to make loans to the Borrower on a revolving basis in such amount as the Borrower shall request pursuant to Section 2.2 of this Agreement at any time from the date of this Agreement until the Termination Date, up to an aggregate principal amount outstanding at any time not to exceed the Commitment Amount, provided that each Disbursement Date under this Agreement must be a Business Day and provided that the principal amount of each Revolving Loan must be in the minimum amount of $5,000.

          2.2          Borrowing Procedures.

          2.2.1 Notice. The Borrower shall by telephone (1-800-444-4555, until the Bank notifies the Borrower of a different number) give the Bank notice of the Borrower's desire for a Revolving Loan no later than 1:00 p.m. Detroit, Michigan time in order to have the date of notice be the Disbursement Date, otherwise the following Business Day shall be the Disbursement Date. Such notice shall specify the principal amount of the proposed advance for such Revolving Loan. Prior to such telephone notice, Borrower shall have executed and delivered to the Bank a telephone notice authorization form satisfactory to the Bank.

          2.2.2 Bank Obligations. The Bank agrees to make the Revolving Loan on the Disbursement Date established by notice to the Bank from the Borrower conforming to the requirements of Section 2.2.1 by crediting any deposit account of the Borrower with the Bank (as specified by the Borrower from time to time) in the amount of such Revolving Loan, provided, however, that the Bank shall not be obligated if:

          (a)          Any of the conditions precedent set forth in Section 4 of this Agreement shall not have been satisfied or waived by the Bank in accordance with Section 9.3 of this Agreement, or

          (b)          Such proposed Revolving Loan would cause the aggregate unpaid principal amount of the Revolving Loans outstanding under this Agreement to exceed the Commitment Amount on the Disbursement Date.

          2.3          Revolving Credit Note. The Revolving Loans shall be evidenced by the Revolving Credit Note, executed by the Borrower, dated the date of this Agreement, payable to the Bank on the Termination Date (unless sooner accelerated pursuant to the terms of this Agreement), and in the principal amount of the original Commitment Amount. The date and amount of each Revolving Loan made by the Bank and of each repayment of principal thereon received by the Bank shall be recorded by the Bank in its records. The aggregate unpaid principal amount so recorded by the Bank shall constitute the best evidence of the principal amount owing and unpaid on the Revolving Credit Note, absent fraud or obvious error, provided, however, that the failure by the Bank so to record any such amount or any error in so recording any such amount shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Note to repay the principal amount of all the Revolving Loans together with all interest accrued or accruing thereon.

          2.4          Interest. The Revolving Credit Note shall bear interest on the principal balance from time to time outstanding under the Revolving Credit Note at a rate equal to the Prime Rate of the Bank minus .50% until maturity, whether by acceleration or otherwise, and thereafter at a rate equal to three percent (3%) per annum plus the rate otherwise prevailing hereunder, but in no event to exceed the Legal Rate. Interest shall be payable to the extent then accrued on the first day of each consecutive calendar month, beginning February 1, 2005, until maturity (whether by acceleration or otherwise) and from and after such maturity, on demand. The rate of interest applicable to the Note shall change as and when the Bank's Prime Rate changes.

          2.5          Maximum Rate. At no time shall the Contract Rate payable on the Revolving Credit Note be deemed to exceed the Legal Rate. In the event any interest is charged or received by the Bank in excess of the Legal Rate, the Borrower acknowledges that any such excess interest shall be the result of an accidental and bona fide error, and such excess shall first be applied to reduce the principal then unpaid hereunder (in inverse order of their maturities if principal amounts are due in installments); second, applied to reduce any obligation for other indebtedness of the Borrower to the Bank; and third, any remaining excess returned to the Borrower.

          2.6          Fees.

          2.6.1 Commitment Fee. On August 1, 2005 and on August 1, 2006, the Borrower shall pay to the Bank a commitment fee of $5,000.

          2.6.2 Preparation Fees. Upon demand of the Bank from time to time, the Borrower shall pay to the Bank the amount of the expenses (including without limit attorneys' fees, whether of inside or outside counsel, and disbursements) incurred by the Bank from time to time in connection with the preparation of this Agreement and related instruments and/or the making (or preparation for the making) of advances hereunder.

          2.7          Basis of Computation. The amount of all interest and fees hereunder shall be computed for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days.

          2.8          Prepayments.

          2.8.1 Mandatory Payments. The Borrower shall pay to the Bank the amount, if any, by which the aggregate unpaid principal amount of all Revolving Loans from time to time exceeds the Commitment Amount, together with all interest accrued and unpaid on the amount of such excess. Such payment shall be immediately due and owing without notice or demand upon the occurrence of any such excess, provided, however, that any mandatory payment made under this Section 2.8.1 shall not reduce the Commitment Amount.

          2.8.2 Optional Prepayments. The Borrower, at any time and from time to time, may prepay the unpaid principal amount of the Revolving Loans in whole or in part without premium.

          2.9          Basis of Payments. All sums payable by the Borrower to the Bank under this Agreement or the other documents contemplated hereby shall be paid directly to the Bank at its office set forth in Section 9.10 hereof in immediately available United States funds, without set off, deduction or counterclaim. In its sole discretion, the Bank may charge any and all deposit or other accounts (including without limit an account evidenced by a certificate of deposit) of the Borrower with the Bank for all or a part of any Indebtedness then due; provided, however, that this authorization shall not affect the Borrower's obligation to pay, when due, any Indebtedness whether or not account balances are sufficient to pay amounts due.

          2.10          Receipt of Payments. Any payment of the Indebtedness made by mail will be deemed tendered and received only upon actual receipt by the Bank at the address designated for such payment, whether or not the Bank has authorized payment by mail or any other manner, and shall not be deemed to have been made in a timely manner unless received on the date due for such payment, time being of the essence. The Borrower expressly assumes all risks of loss or liability resulting from non-delivery or delay of delivery of any item of payment transmitted by mail or in any other manner. Acceptance by the Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default, and at any time thereafter and until the entire amount then due has been paid, the Bank shall be entitled to exercise any and all rights conferred upon it herein upon the occurrence of an Event of Default. Upon occurrence of an Event of Default, the Borrower waives the right to direct the application of any and all payments at any time or times thereafter received by the Bank from or on behalf of the Borrower. The Borrower agrees that the Bank shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times hereafter against the Indebtedness in such manner as the Bank may deem advisable, notwithstanding any entry by the Bank upon any of its books and records. The Borrower expressly agrees that to the extent that the Bank receives any payment or benefit and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside or is required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or benefit, the Indebtedness or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made and, further, any such repayment by the Bank, to the extent that the Bank did not directly receive a corresponding cash payment, shall be added to and be additional Indebtedness payable upon demand by the Bank.

SECTION 3. REFERENCES TO SUBSIDIARIES

          On the date of this Agreement, the Borrower has no Subsidiaries. All references in this Agreement to Subsidiaries is for convenience only in the event that the Borrower acquires any

Subsidiaries after the date hereof in accordance with the terms and conditions of this Agreement. Any reference to "Subsidiaries" in this Agreement shall not be deemed a consent or waiver by the Bank of any term or condition of this Agreement which would be violated by the Borrower upon creation or acquisition of a Subsidiary.

SECTION 4. CONDITIONS PRECEDENT TO OBLIGATIONS OF BANK

          4.1          Conditions to First Disbursement. The obligations of the Bank under this Agreement are subject to the occurrence, prior to or simultaneously with the Disbursement Date first occurring, of each of the following conditions:

          4.1.1 Note. The Borrower shall have executed and delivered the Note to the Bank.

          4.1.2 Certified Resolutions. The Borrower shall have furnished to the Bank a copy of resolutions of its Board of Directors authorizing (as appropriate) the execution, delivery and performance of this Agreement, the borrowing hereunder, the Revolving Credit Note, and any other documents contemplated by this Agreement, which shall have been certified by its Secretary or Assistant Secretary as of the Disbursement Date first occurring as being complete, accurate and in effect.

          4.1.3 Certified Articles. The Borrower shall have furnished to the Bank a copy of its Articles of Incorporation including all amendments thereto and restatements thereof, and all other charter documents, all of which shall have been certified by the appropriate department of the state of its incorporation as of a date within thirty days of the Disbursement Date first occurring.

          4.1.4 Certified Bylaws. The Borrower shall have furnished to the Bank a copy of its Bylaws, including all amendments thereto and restatements thereof, which shall have been certified by its Secretary or Assistant Secretary as of the Disbursement Date first occurring as being complete, accurate and in effect.

          4.1.5 Certificate of Good Standing. The Borrower shall have furnished to the Bank a certificate of good standing with respect to it, which shall have been certified by the appropriate department of its state of incorporation as of a date within thirty days of the Disbursement Date first occurring.

          4.1.6 Certificate of Incumbency. The Borrower shall have furnished to the Bank a certificate of its Secretary or Assistant Secretary, certified as of the Disbursement Date first occurring, as of the incumbency and signatures of its officers signing this Agreement, the Revolving Credit Note, and any documents contemplated or delivered under this Agreement.

          4.1.7 Opinion of Borrower's Counsel. The Borrower shall have furnished to the Bank the favorable written opinion of legal counsel to the Borrower, dated as of the Disbursement Date first occurring, in form and content as may be requested by the Bank.

          4.1.8 UCC Lien Search. The Bank shall have received UCC record and copy searches disclosing no notice of any liens or encumbrances filed against any of the Borrower's assets other than the Permitted Liens.

          4.1.9 Casualty Insurance. The Borrower shall have furnished to the Bank, in form, content and amounts and with companies satisfactory to the Bank, casualty insurance policies with loss payable clauses in favor of the Bank, relating to the assets and properties of the Borrower.

          4.1.10 Approval of Bank Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been satisfactory to and approved by legal counsel for the Bank, and said counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have reasonably requested.

          4.2          Conditions to All Disbursements. The obligations of the Bank to make any Revolving Loan on any Disbursement Date, including, but not limited to, the Disbursement Date first occurring, are subject to the occurrence, prior to or on the Disbursement Date related to such Revolving Loan, of each of the following conditions:

          4.2.1 Certificate. If requested by the Bank, the Bank shall have received a certificate, executed by the chief executive or chief financial officer of the Borrower, certified as of such Disbursement Date, and confirming that, as of such Disbursement Date:

          (a)          No Default or Event of Default has occurred and is continuing; and

          (b)          The warranties and representations set forth in Section 5 of this Agreement are true and correct on and as of such Disbursement Date.

          4.2.2 Bank Satisfaction. The Bank shall not know or have any reason to believe that, as of such Disbursement Date:

          (a)          Any Default or Event of Default has occurred and is continuing:

          (b)          Any warranty or representation set forth in Section 5 of this Agreement shall not be true and correct; or

          (c)          Any provision of law, any order of any court or other agency of government or any regulation, rule or interpretation thereof shall have had any material adverse effect on the validity or enforceability of this Agreement, the Revolving Credit Note or the other documents contemplated hereby.

          4.2.3 Approval of Bank Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been satisfactory to and approved by legal counsel for the Bank, and said counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have reasonably requested.

SECTION 5. WARRANTIES AND REPRESENTATIONS

          On a continuing basis from the date of this Agreement until the later of the Termination Date or when the Indebtedness is paid in full and the Borrower has performed all of its other obligations hereunder, the Borrower and each of the Subsidiaries represent and warrant to the Bank that:

          5.1          Corporate Existence and Power. (a) the Borrower and the Subsidiaries each is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, (b) the Borrower and the Subsidiaries each has the power and authority to own its properties and assets and to carry out its business as now being conducted and is qualified to do business and is in good standing in every jurisdiction wherein such qualification is necessary and where the failure to be so qualified would have a material adverse effect on the properties, businesses, prospects or condition (financial or otherwise) of the Borrower or of the Borrower and the Subsidiaries taken as a whole, and (c) the Borrower and the Subsidiaries each has the power and authority to execute, deliver and perform this Agreement, to borrow money in accordance with its terms, to execute, deliver and perform the Revolving Credit Note and other documents contemplated hereby and to do any and all other things required of each hereunder.

          5.2          Authorization and Approvals. The execution, delivery and performance of this Agreement, the borrowings hereunder and the execution, delivery and performance of the Revolving Credit Note and other documents contemplated hereby (a) have been duly authorized by all requisite corporate action of the Borrower and each of the Subsidiaries, (b) do not require registration with or consent or approval of, or other action by, any federal, state or other governmental authority or regulatory body, or, if such registration, consent or approval is required, the same has been obtained and disclosed in writing to the Bank, (c) will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of the Borrower or any of the Subsidiaries, any provision of any indenture, note, agreement or other instrument to which the Borrower or any of the Subsidiaries is a party, or by which any of them or any of their properties or assets are bound, (d) will not be in conflict with, result in a breach of or constitute (with or without notice or passage of time) a default under any such indenture, note, agreement or other instrument, and (e) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Borrower or any of the Subsidiaries other than in favor of the Bank and as contemplated hereby.

          5.3          Valid and Binding Agreement. This Agreement, the Revolving Credit Note and all other documents contemplated hereby have been appropriately executed and delivered, and are valid and binding obligations of the Borrower and the Subsidiaries in accordance with their terms (as to the documents executed by each of them).

          5.4          Actions, Suits or Proceedings. There are no actions, suits or proceedings, at law or in equity, and no proceedings before any arbitrator or by or before any governmental commission, board, bureau, or other administrative agency, pending, or, to the best knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries or any properties or rights of the Borrower, or any of the Subsidiaries, which, if adversely determined, could materially impair the right of the Borrower or any of the Subsidiaries to carry on business substantially as now conducted or could have a material adverse effect upon the financial condition of the Borrower and the Subsidiaries taken as a whole.

          5.5          No Liens, Pledges, Mortgages or Security Interests. Except for Permitted Liens, none of the Borrower's or any of the Subsidiaries' assets and properties are subject to any mortgage, pledge, lien, security interest or other encumbrance of any kind or character.

          5.6          Accounting Principles. All consolidated and consolidating balance sheets, earnings statements and other financial data furnished or to be furnished to the Bank for the purposes of, or in connection with, this Agreement and the transactions contemplated by this Agreement, have been prepared in accordance with GAAP, and do or will fairly present the financial condition of the Borrower and the Subsidiaries, as of the dates, and the results of their operations for the periods, for which the same are furnished to the Bank. Without limiting the generality of the foregoing, the Financial Statements have been prepared in accordance with GAAP (except as disclosed therein) and fairly present the financial condition of the Borrower and the Subsidiaries, as of the dates, and the results of their operations for the fiscal periods, for which the same are furnished to the Bank. Neither the Borrower nor any of the Subsidiaries has any material contingent obligations, liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, the Financial Statements.

          5.7          Financial Condition. On a consolidated basis: the Borrower is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and has assets the fair market value of which exceeds its liabilities; and the Borrower will not be rendered insolvent, undercapitalized or unable to pay maturing debts by the execution or performance of this Agreement or the other documents contemplated hereby. There has been no material adverse change in the business, properties or condition (financial or otherwise) of the Borrower or any of the Subsidiaries since the date of the latest of the Financial Statements.

          5.8          Conditions Precedent. As of each Disbursement Date, all appropriate conditions precedent referred to in Section 4 hereof shall have been satisfied or waived in writing by the Bank.

          5.9          Taxes. The Borrower and the Subsidiaries each has filed by the due date therefor all federal, state and local tax returns and other reports it is required by law to file, has paid or caused to be paid all taxes, assessments and other governmental charges that are shown to be due and payable under such returns (except to the extent being contested in good faith and reserved for or bonded in a manner satisfactory to the Bank), and has made adequate provision for the payment of such taxes, assessments or other governmental charges which have accrued but are not yet payable. On the date hereof, the Borrower and the Subsidiaries have no knowledge of any deficiency or assessment in connection with any taxes, assessments or other governmental charges not adequately disclosed in the Financial Statements.

          5.10          Compliance with Laws. The Borrower and the Subsidiaries each has complied with all applicable laws, to the extent that failure to comply would materially interfere with the conduct of the business of the Borrower or any of the Subsidiaries.

          5.11          Indebtedness. On the date hereof, except as disclosed on Schedule 5.11 attached hereto, neither the Borrower nor any of the Subsidiaries has any indebtedness for money borrowed or any direct or indirect obligations under any leases (whether or not required to be capitalized under GAAP) or any agreements of guarantee or surety except for the endorsement of negotiable instruments in the ordinary course of business for deposit or collection.

          5.12          Material Agreements. All material leases, contracts or commitments of any kind of the Borrower or any of the Subsidiaries (including, without limitation, employment agreements, collective bargaining agreements, powers of attorney, distribution contracts, patent or trademark licenses, contracts for future purchase or delivery of goods or rendering of services, bonus, pension and retirement plans, or accrued vacation pay, insurance and welfare agreements) necessary for the conduct of any of their businesses are in full force and effect; to the best knowledge of the Borrower and each of the Subsidiaries, all parties to such agreements have complied with the material provisions of such leases, contracts or commitments; and to the best knowledge of the Borrower and each of the Subsidiaries, no party to such agreements is in material default thereunder, nor has there occurred any event which with notice or the passage of time, or both, would constitute such a material default.

          5.13          Margin Stock. Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, and no part of the proceeds of any loan hereunder will be used, directly or indirectly, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any other purpose which might violate the provisions of Regulation G, T, U or X of the said Board of Governors. Neither the Borrower nor any of the Subsidiaries own any margin stock.

          5.14          Pension Funding. Neither the Borrower nor any of the Subsidiaries has incurred any material accumulated funding deficiency within the meaning of ERISA or incurred any material liability to the PBGC in connection with any employee benefit plan established or maintained by the Borrower or any of the Subsidiaries and no reportable event or prohibited transaction, as defined in ERISA, has occurred with respect to such plans.

          5.15          Misrepresentation. Except for projections provided by the Borrower to the Bank prior to the date hereof which constitute good faith estimates of the Borrower, if any, no warranty or representation by the Borrower or any of the Subsidiaries contained herein or in any certificate or other document furnished by the Borrower or any of the Subsidiaries pursuant hereto contains any untrue statement of material fact or omits to state a material fact necessary to make such warranty or representation not misleading in light of the circumstances under which it was made. There is no fact which the Borrower or any of the Subsidiaries has not disclosed to the Bank in writing which materially and adversely affects nor, so far as the Borrower or any of the Subsidiaries can now foresee, is likely to prove to affect materially and adversely the business, operations, properties, prospects, profits or condition (financial or otherwise) of the

Borrower or any of the Subsidiaries or ability of the Borrower or any of the Subsidiaries to perform this Agreement or the Guarantys.

          5.17          Subsidiaries Shares and Shareholders. The Borrower has no Subsidiaries and there are no outstanding options, warrants or rights to purchase, nor any agreement for the subscription, purchase or acquisition of, any shares of the capital stock of, or interests in, any Person, which if exercised or consummated would result in such Person becoming a Subsidiary of the Borrower.

          5.18          No Conflicting Agreements. Neither the Borrower nor any of the Subsidiaries is in default under any agreement to which it is a party or by which it or any of its property is bound, the effect of which might have a material adverse effect on the business or operations of the Borrower or any of the Subsidiaries. No provision of the Certificate of Incorporation, By-Laws or preferred stock, if any, of the Borrower or any of the Subsidiaries, and no provision of any existing mortgage, indenture, note, contract, agreement, statute (including, without limitation, any applicable usury or similar law), rule, regulation, judgment, decree or order binding on the Borrower or any of the Subsidiaries or affecting the property of the Borrower or any of the Subsidiaries conflicts with, or requires any consent under, or would in any way prevent the execution, delivery or carrying out of the terms of, this Agreement and the documents contemplated hereby, and the taking of any such action will not constitute a default under, or result in the creation or imposition of, or obligation to create any lien upon the property of the Borrower or any of the Subsidiaries pursuant to the terms of any such mortgage, indenture, note, contract or agreement.

          5.19          Hazardous Materials.

          (a)          Neither the Borrower nor any of the Subsidiaries has used Hazardous Materials (as defined hereinafter) on or affecting the premises at which any of them has a place of business (collectively and singly the "premises") in any manner which violates federal, state or local laws, ordinances, statutes, rules, regulations or judgments governing the use, storage, treatment, handling, manufacture, transportation, or disposal of Hazardous Materials ("Environmental Laws"), and that, to the best of the Borrower's knowledge, no prior owner of the premises or any current or prior occupant has used Hazardous Materials on or affecting the premises in any manner which violates Environmental Laws. The Borrower and the Subsidiaries each covenants and agrees that neither it nor any occupant shall use, introduce or maintain Hazardous Materials on the premises in any manner unless done in strict compliance with all Environmental Laws.

          (b)          The Borrower and the Subsidiaries shall conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions necessary to clean up and remove all Hazardous Materials on or affecting the premises, whether caused by them or a third party, in accordance with all Environmental Laws to the satisfaction of the Bank, and in accordance with the orders and directives of all federal, state, and local governmental authorities. Additionally, the Borrower and the Subsidiaries shall defend, indemnify and hold harmless the Bank, its employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature arising out of or related to (1) the presence, disposal, release or threatened release of any Hazardous Materials on, from or affecting the premises or the soil, water, vegetation, buildings, personal property, persons or animals thereon, (2) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (3) any lawsuit brought or threatened, settlement reached or governmental order relating to such Hazardous Materials, (4) the cost of removal of all such Hazardous Materials from all or any portions of the premises, (5) taking necessary precautions to protect against the release of Hazardous Materials on or affecting the premises, (6) complying with all Environmental Laws and/or (7) any violation of Environmental Laws or requirements of the Bank, which are based upon or in any way related to such Hazardous Materials including, without limitation, attorneys' and consultants' fees (said attorneys and consultants to be selected by the Bank), investigation and laboratory fees, environmental studies required by the Bank (whether prior to foreclosure or otherwise), court costs and litigation expenses. Upon request of the Bank, the Borrower and the Subsidiaries shall execute a separate indemnity covering these same matters.

          (c)          Neither the Borrower nor any of the Subsidiaries has ever received any notice ("Environmental Complaint") of any violations of Environmental Laws (and, within five days of receipt of any Environmental Complaint the Borrower shall give the Bank a copy thereof), and to the best of each of their knowledge, there have been no actions commenced or threatened by any party for noncompliance with any Environmental Laws.

          (d)          The provisions of this section shall be in addition to any and all other obligations and liabilities the Borrower may have to the Bank at common law or pursuant to any other agreement and, notwithstanding anything in Section 9.13 hereof to the contrary, shall survive (i) the repayment of all sums due under the Revolving Credit Note and the other loan documents executed in connection herewith and the repayment of all other Indebtedness, and (ii) the satisfaction of all of the other obligations of the Borrower hereunder and under the other loan documents.

          (e)          "Hazardous Materials" includes, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.) and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local governmental law, ordinance, rule, or regulation.

          5.20          Chief Executive Office.

          The mailing address and location of the chief executive office of: the Borrower is 510 East Milham, Portage, Michigan 49002. The address of each office or other place of business of the Borrower and each of the Subsidiaries is set forth on Schedule 5.20 attached hereto.

          5.21          Copyrights and Patents.

          Neither the Borrower nor any of the Subsidiaries owns or holds any registered trademarks, copyrights or patents which are material to any of their businesses, except such registered trademarks, copyrights and patents in which the Bank has been granted a perfected lien by instruments recorded with the appropriate office of registration thereof.

SECTION 6. AFFIRMATIVE COVENANTS

          On a continuing basis from the date of this Agreement until the later of the Termination Date or when the Indebtedness is paid in full and the Borrower has performed all of its other obligations hereunder, the Borrower and the Subsidiaries each covenants and agrees that it will:

          6.1          Financial and Other Information.

          6.1.1 Annual Financial Reports. Furnish to the Bank, in form and reporting basis satisfactory to the Bank, not later than ninety (90) days after the close of each fiscal year of the Borrower, beginning with the fiscal year ending April, 2005: financial statements of the Borrower on a consolidated basis containing the balance sheet of the Borrower as of the close of each such fiscal year, statements of income and retained earnings and a statement of cash flows for each such fiscal year, and such other comments and financial details as are usually included in similar reports. Such reports shall be prepared in accordance with GAAP and audited by independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Bank and shall contain unqualified opinions (except for qualifications as to application of changes in accounting principles to prior years) as to the fairness of the statements therein contained.

          6.1.2 Quarterly Financial Statements. Furnish to the Bank not later than forty-five (45) days after the close of each quarter of each fiscal year of the Borrower, beginning with the fiscal quarter ending January 31, 2005, financial statements on a consolidated and consolidating basis containing the balance sheet of the Borrower as of the end of each such period, statements of income and retained earnings of the Borrower and a statement of cash flows of the Borrower for the portion of the fiscal year up to the end of such period, and such other comments and financial details as are usually included in similar reports. These statements shall be prepared on the same accounting basis as the statements required in Section 6.1.1 of this Agreement and shall be in such detail as the Bank may reasonably require, and the accuracy of the statements shall be certified by the chief executive or financial officer of the Borrower.

          6.1.3 No Default Certificate. Together with each delivery of the financial statements required by Sections 6.1.1 and 6.1.2 of this Agreement, furnish to the Bank a certificate of its chief executive or financial officer, certified as of such date, and confirming that, as of such date to the best of such officer's knowledge:

          (a)          No Default or Event of Default has occurred and is continuing; and

          (b)          The warranties and representations set forth in Section 5 of this Agreement are true and correct on and as of such date.

          6.1.4 Adverse Events. Promptly inform the Bank of the occurrence of any Default or Event of Default, or of any other occurrence which has or could reasonably be expected to have a materially adverse effect upon the Borrower's or any of the Subsidiaries' business, properties, or financial condition or upon the Borrower's ability to comply with its obligations hereunder.

          6.1.5 Shareholder Reports. Promptly furnish to the Bank upon becoming available a copy of all financial statements, reports, notices, proxy statements and other communications sent by the Borrower or any of the Subsidiaries to their stockholders, and all regular and periodic reports filed by the Borrower or any of the Subsidiaries with any securities exchange, the Securities and Exchange Commission (including, but not limited to, Form 10-K's and 10-Q's), the Bureau of Commercial Services of the Department of Labor & Economic Growth of the State of Michigan or any governmental authorities succeeding to any or all of the functions of said Commission or Bureau.

          6.1.6 Management Letters. Furnish to the Bank, promptly upon receipt thereof, copies of all management letters and other reports of substance submitted to the Borrower or any of the Subsidiaries by independent certified public accountants in connection with any annual or interim audit of the books of the Borrower or any of the Subsidiaries.

          6.1.7 Other Information As Requested. Promptly furnish to the Bank such other information regarding the operations, business affairs and financial condition of the Borrower and the Subsidiaries as the Bank may reasonably request from time to time and permit the Bank, its employees, attorneys and agents, to inspect all of the books, records and properties of the Borrower and the Subsidiaries at any reasonable time.

          6.2          Insurance. Keep its insurable properties (including but not limited to the Collateral) and the insurable properties of the Subsidiaries adequately insured and maintain (a) insurance against fire and other risks customarily insured against under an "all-risk" policy and such additional risks customarily insured against by companies engaged in the same or a similar business to that of the Borrower or the Subsidiaries, as the case may be, (b) necessary worker's compensation insurance, (c) public liability and product liability insurance, and (d) such other insurance as may be required by law or as may be reasonably required in writing by the Bank, all of which insurance shall be in such amounts, containing such terms, in such form, for such purposes, prepaid for such time period, and written by such companies as may be satisfactory to the Bank. All such policies shall contain a provision whereby they may not be canceled or amended except upon thirty (30) days' prior written notice to the Bank. The Borrower will promptly deliver to the Bank, at the Bank's request, evidence satisfactory to the Bank that such insurance has been so procured. If the Borrower fails to maintain satisfactory insurance as herein provided, the Bank shall have the option to do so, and the Borrower agrees to repay the Bank upon demand, with interest at the Contract Rate, all amounts so expended by the Bank.

          6.3          Taxes. Pay promptly and within the time that they can be paid without late charge, penalty or interest all taxes, assessments and similar imposts and charges of every kind and nature lawfully levied, assessed or imposed upon the Borrower or any of the Subsidiaries, and their property, except to the extent being contested in good faith and, if requested by the Bank, reserved in an amount and manner satisfactory to the Bank. If the Borrower or any of the Subsidiaries shall fail to pay such taxes and assessments within the time they can be paid without penalty, late charge or interest, the Bank shall have the option to do so, and the Borrower agrees to repay the Bank upon demand, with interest at the Contract Rate, all amounts so expended by the Bank.

          6.4          Maintain Corporation and Business. Do or cause to be done all things necessary to preserve and keep in full force and effect the Borrower's and each of the Subsidiaries' corporate existence, rights and franchises and comply with all applicable laws; continue to conduct and operate its and each of the Subsidiaries' business substantially as conducted and operated during the present and preceding calendar year; at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its and the Subsidiaries' property and keep the same in good repair, working order and condition; and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto so that business carried on in connection therewith may be properly and advantageously conducted at all times.

          6.5          Maintain Tangible Net Worth. On a consolidated basis, maintain a Tangible Net Worth for the Borrower of not less than $10,600,000 at all times.

          6.6          Maintain Current Ratio. On a consolidated basis, maintain the ratio of the Borrower's Current Assets to Current Liabilities of not less than 1.10 to 1.00 at all times.

          6.7          Maintain Debt to Tangible Net Worth. On a consolidated basis, maintain the ratio of the Borrower's Debt to Tangible Net Worth of not more than 1.20 to 1.00 at all times.

          6.8          ERISA. (a) At all times meet and cause each of the Subsidiaries to meet the minimum funding requirements of ERISA with respect to the Borrower's and Subsidiaries' employee benefit plans subject to ERISA; (b) promptly after the Borrower knows or has reason to know (i) of the occurrence of any event which would constitute a reportable event or prohibited transaction under ERISA, or (ii) that the PBGC or the Borrower has instituted or will institute proceedings to terminate an employee pension plan, deliver to the Bank a certificate of the chief financial officer of the Borrower setting forth details as to such event or proceedings and the action which the Borrower proposes to take with respect thereto, together with a copy of any notice of such event which may be required to be filed with the PBGC; and (c) furnish to the Bank (or cause the plan administrator to furnish to the Bank) a copy of the annual return (including all schedules and attachments) for each plan covered by ERISA, and filed with the Internal Revenue Service by the Borrower not later than ten (10) days after such report has been so filed.

          6.9          Use of Loan Proceeds. Use the proceeds of the loan hereunder only for the purposes set forth in the recitals to this Agreement.

          6.10           Compliance with Laws. The Borrower and the Subsidiaries shall each comply with all applicable federal, state and local laws, ordinances, rules and regulations (including, but not limited to, all environmental laws, all applicable federal, state and local laws, ordinances, rules and regulations concerning wage payments, minimum wages, overtime laws and payment of withholding taxes), obtain and keep in effect all permits, authorizations and consents necessary to conduct its current and future business operations, and deliver to the Bank such reports and information in form satisfactory to the Bank, as the Bank may request from time to time, to establish compliance with such laws and permit requirements.

SECTION 7. NEGATIVE COVENANTS

          On a continuing basis from the date of this Agreement until the later of the Termination Date or when the Indebtedness is paid in full and the Borrower has performed all of its other obligations hereunder, the Borrower and the Subsidiaries each covenant and agree that it will not:

          7.1          Dividends. Declare or pay any dividends on, or make any other distribution (whether by reduction of capital or otherwise) with respect to any shares of its capital stock.

          7.2          Stock Acquisition. Purchase, redeem, retire or otherwise acquire any of the shares of its capital stock, or make any commitment to do so, except for acquisitions of its capital stock solely in exchange for the issuance of other capital stock upon the exercise of options under any existing or future stock option plan of the Borrower and except for repurchases not exceeding $500,000 in the aggregate in any fiscal year of the Borrower.

          7.3          Liens and Encumbrances. Create, incur, assume or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property or assets (including without limit any charge upon property purchased or acquired under a conditional sales or other title retaining agreement or lease required to be capitalized under GAAP) whether now owned or hereafter acquired other than Permitted Liens.

          7.4          Indebtedness. Incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness or liability for borrowed money, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, or any other indebtedness whatsoever, except for (a) the Indebtedness, (b) indebtedness subordinated to the prior payment in full of the Indebtedness upon terms and conditions approved in writing by the Bank, (c) existing indebtedness to the extent set forth on attached Schedule 5.11, (d) trade indebtedness incurred and paid in the ordinary course of business, (e) contingent indebtedness to the extent permitted by Section 7.6 of this Agreement, (f) indebtedness secured by Permitted Liens, and (g) seller financed indebtedness related to acquisitions permitted by Section 7.8 of this Agreement.

          7.5          Extension of Credit. Make loans, advances or extensions of credit to any Person, except for (a) sales on open account and otherwise in the ordinary course of business, (b) loans and advances to employees existing on the date of this Agreement, and (c) loans and advances to employees (in addition to the advances and loans existing on the date of this Agreement) not exceeding $100,000 per employee or an aggregate of $1,000,000 outstanding at any one time.

          7.6          Guarantee Obligations. Guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, agreement for the furnishing of funds to any other Person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying or discharging (or causing the payment or discharge of) the indebtedness of any other Person, or otherwise, except for the endorsement of negotiable instruments by the Borrower in the ordinary course of business for deposit or collection.

          7.7          Subordinate Indebtedness. Subordinate any indebtedness due to it from a Person to indebtedness of other creditors of such Person.

          7.8          Property Transfer, Merger or Lease-Back. (a) Sell, lease, transfer or otherwise dispose of properties and assets having an aggregate book value of more than $2,000,000 (whether in one transaction or in a series of transactions) except as to the sale of inventory in the ordinary course of business; (b) change its name, enter into a share exchange with or merge into any other corporation, permit another corporation to merge into it, acquire all or substantially all the properties or assets of any other Person, enter into any reorganization or recapitalization or reclassify its capital stock, (except for acquisitions of all or substantially all of the capital stock, properties or assets of any other Person for amounts aggregating less than $2,000,000 in any fiscal year of the Borrower and except for other acquisitions approved by the Bank in writing, which approval shall be in the sole discretion of the Bank), or (c) enter into any sale-leaseback transaction.

          7.9          Acquire Securities. Purchase or hold beneficially any stock or other securities of, or make any investment or acquire any interest whatsoever in, any other Person, except for: certificates of deposit with maturities of three years or less of United States commercial banks with capital, surplus and undivided profits in excess of $100,000,000; direct obligations of the United States Government maturing within three years from the date of acquisition thereof; and acquisitions of capital stock allowed by section 7.8 above.

          7.10          Acquire Fixed Assets. Acquire or expend for, or commit itself to acquire or expend for fixed assets by lease, purchase or otherwise in an aggregate amount that exceeds $2,000,000 in any fiscal year, which amount shall be in addition to the $2,000,000 of acquisitions allowed by section 7.8 above.

          7.11          Pension Plan. (a) Allow any fact, condition or event to occur or exist with respect to any employee pension or profit sharing plans established or maintained by it which might constitute grounds for termination of any such plan or for the court appointment of a trustee to administer any such plan, or (b) permit any such plan to be the subject of termination proceedings (whether voluntary or involuntary) from which termination proceedings there may result a liability of the Borrower or any of the Subsidiaries to the PBGC which, in the opinion of the Bank, will have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of the Borrower or any of its Subsidiaries.

          7.13          Misrepresentation. Furnish the Bank with any certificate or other document that contains any untrue statement of a material fact or omits to state a material fact necessary to make such certificate or document not misleading in light of the circumstances under which it was furnished.

          7.14          Margin Stock. Apply any of the proceeds of the Note to the purchase or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

SECTION 8. EVENTS OF DEFAULT - ENFORCEMENT - APPLICATION OF PROCEEDS.

          8.1          Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

          8.1.1 Failure to Pay Monies. If the Borrower shall fail to pay, when due, any principal or interest under the Revolving Credit Note or any taxes, insurance or other amount payable by the Borrower under this Agreement or if the Borrower or any of the Subsidiaries shall fail to pay, when due, any indebtedness, obligation or liability whatsoever of the Borrower or any of the Subsidiaries to the Bank.

          8.1.2 Misrepresentation. If any warranty or representation of the Borrower in connection with or contained in this Agreement, or if any financial data or other information now or hereafter furnished to the Bank by or on behalf of the Borrower or any of the Subsidiaries, shall prove to be false or misleading in any material respect.

          8.1.3 Noncompliance with Bank Agreement. If the Borrower or any of the Subsidiaries shall fail to perform in the time and manner required any of its obligations or covenants under, or shall fail to comply with any of the provisions of, this Agreement or any other agreement with the Bank to which it may be a party, which does not involve the failure to make a payment when due (be it principal, interest, taxes, insurance or otherwise) and which is not cured by the Borrower or the Subsidiaries within thirty (30) days after the earlier of the date of notice to the Borrower by the Bank of such Default or the date the Bank is notified, or should have been notified pursuant to the Borrower's obligation under Section 6.1.4 hereof, of such Default.

          8.1.4 Other Defaults. If the Borrower or any of the Subsidiaries shall default in the payment when due of any of its indebtedness (other than to the Bank) or in the observance or performance of any term, covenant or condition in any agreement or instrument evidencing, securing or relating to such indebtedness, and such default be continued for a period sufficient to permit acceleration of the indebtedness, irrespective of whether any such default shall be forgiven or waived or there has been acceleration by the holder thereof.

          8.1.5 Judgments. If there shall be rendered against the Borrower or any of the Subsidiaries one or more judgments or decrees involving an aggregate liability of $500,000 or more, which has or have become non-appealable and shall remain undischarged, unsatisfied by insurance and unstayed for more than thirty (30) days, whether or not consecutive; or if a writ of attachment or garnishment against the property of the Borrower or any of the Subsidiaries shall be issued and levied in an action claiming $500,000 or more and not released or appealed and bonded in an amount and manner satisfactory to the Bank within thirty (30) days after such issuance and levy.

          8.1.6 Business Suspension, Bankruptcy, Etc. If the Borrower or any of the Subsidiaries shall voluntarily suspend transaction of its business; or if the Borrower or any of the Subsidiaries shall not pay its debts as they mature or shall make a general assignment for the benefit of creditors; or proceedings in bankruptcy, or for reorganization or liquidation of the Borrower or any of the Subsidiaries under the Bankruptcy Code or under any other state or federal law for the relief of debtors shall be commenced or shall be commenced against the Borrower or any of the Subsidiaries and shall not be discharged within thirty (30) days of commencement; or a receiver, trustee or custodian shall be appointed for the Borrower or any of the Subsidiaries or for any substantial portion of their respective properties or assets.

          8.1.7 Section 8.1.7 has been intentionally omitted.

          8.1.8 Inadequate Funding or Termination of Employee Benefit Plan(s). If the Borrower or any of the Subsidiaries shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan established or maintained by it, or if any such plan shall be the subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of Borrower or any of the Subsidiaries to the PBGC which in the opinion of the Bank will have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of the Borrower or any of the Subsidiaries, as the case may be.

          8.1.9 Occurrence of Certain Reportable Events. If there shall occur, with respect to any pension plan maintained by the Borrower or any of the Subsidiaries any reportable event (within the meaning of Section 4043(b) of ERISA) which the Bank shall determine constitutes a ground for the termination of any such plan, and if such event continues for thirty (30) days after the Bank gives written notice to the Borrower, provided that termination of such plan or appointment of such trustee would, in the opinion of the Bank, have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of the Borrower or any of the Subsidiaries, as the case may be.

          8.1.10 Material Loss or Adverse Change. The Bank reasonably believes that Borrower or any of the Subsidiaries has incurred, or circumstances have occurred which, with the passage of time, will result in Borrower or any of the Subsidiaries incurring: (i) a material casualty as to any asset or assets used in the conduct of the businesses of the Borrower or any of the Subsidiaries which is not, except for deductibles acceptable to the Bank, fully covered by insurance conforming to the requirements of section 6.2 hereof; (ii) any material tax lien or other lien or encumbrance against its properties and assets; (iii) any material liability under any applicable Environmental Laws; or (iv) default under or institution of foreclosure proceedings regarding any material lien of any kind against any property of Borrower or any of the subsidiaries. For purposes of this section 8.1.10, the term "material" shall mean a casualty, lien, or liability in excess of $1,000,000.

          8.1.11 RICO. Any action, suit or proceeding is initiated against Borrower or any of the subsidiaries under any federal or state controlled substance, gambling or racketeering statute (including, without limit, the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding could result in the confiscation or forfeiture of any portion of the assets of Borrower or any of the subsidiaries.

          8.2 Acceleration of Indebtedness; Remedies. Upon the occurrence of an Event of Default, all Indebtedness shall be due and payable in full immediately at the option of the Bank without presentation, demand, protest, notice of dishonor or other notice of any kind, all of which are hereby expressly waived. Unless all of the Indebtedness is then immediately fully paid, the Bank shall have and may exercise any one or more of its rights and remedies provided by law or in equity, including, without limitation, the right to set off against the Indebtedness any amount owing by the Bank to the Borrower or any of the Subsidiaries and/or any property of the Borrower or any of the Subsidiaries in possession of the Bank.

          8.3          Cumulative Remedies. The remedies provided for herein are cumulative to the remedies for collection of the Indebtedness as provided by law, in equity or by any other document contemplated hereby. Nothing herein contained is intended, nor shall it be construed, to preclude the Bank from pursuing any other remedy for the recovery of any other sum to which the Bank may be or become entitled for the breach of this Agreement by the Borrower.

SECTION 9. MISCELLANEOUS.

          9.1          Independent Rights. No single or partial exercise of any right, power or privilege hereunder, or any delay in the exercise thereof, shall preclude other or further exercise of the rights of the parties to this Agreement.

          9.2          Covenant Independence. Each covenant in this Agreement shall be deemed to be independent of any other covenant, and an exception or illegality in one covenant shall not create an exception or illegality in another covenant.

          9.3          Waivers and Amendments. No forbearance on the part of the Bank in enforcing any of the its rights under this Agreement, nor any renewal, extension or rearrangement of any payment or covenant to be made or performed by the Borrower hereunder, shall constitute a waiver of any of the terms of this Agreement or of any such right. No Default or Event of Default shall be waived by the Bank except in a writing signed and delivered by an officer of the Bank, and no waiver of any other Default or Event of Default shall operate as a waiver of any Default or Event of Default or of the same Default or Event of Default on a future occasion. No other amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Note or other documents contemplated hereby shall be effective unless the same shall be in writing and signed and delivered by an officer of the Bank.

          9.4          Governing Law. This Agreement, and each and every term and provision hereof, shall be governed by and construed in accordance with the internal law of the State of Michigan. If any provisions of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid or unenforceable provisions had never been contained herein.

          9.5          Survival of Warranties, Etc. All of the Borrower's and each of the Subsidiaries' covenants, agreements, representations and warranties made in connection with this Agreement and any document contemplated hereby shall survive the borrowing and the delivery of the Revolving Credit Note hereunder and shall be deemed to have been relied upon by the Bank, notwithstanding any investigation heretofore or hereafter made by the Bank. All statements contained in any certificate or other document delivered to the Bank at any time by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower in connection with this Agreement.

          9.6          Costs and Expenses. The Borrower and the Subsidiaries each agrees that it will reimburse the Bank, upon demand, for all costs and expenses incurred by the Bank in connection with (i) collecting or attempting to collect the Indebtedness or any part thereof, (ii) the enforcement of the Bank's rights or remedies under this Agreement or the other documents contemplated hereby, (iii) the preparation or making of any amendments, modifications, waivers or consents with respect to this Agreement or the other documents contemplated hereby, and/or (v) any other matters or proceedings arising out of or in connection with any lending arrangement between the Bank and the Borrower, which costs and expenses include without limit payments made by the Bank for taxes, insurance, assessments, or other costs or expenses which the Borrower is required to pay under this Agreement or the other documents contemplated hereby; audit expenses; court costs and reasonable attorneys' fees (whether in-house or outside counsel is used, whether legal assistants are used, and whether such costs are incurred in formal or informal collection actions, federal bankruptcy proceedings, probate proceedings, on appeal or otherwise); and all other costs and expenses of the Bank incurred in connection with any of the foregoing.

          9.7          Payments on Saturdays, Etc. Whenever any payment to be made hereunder shall be stated to be due on a Saturday, Sunday or any other day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension, if any, shall be included in computing interest in connection with such payment.

          9.8          Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Bank.

          9.9          Maintenance of Records. The Borrower will keep all of its records concerning its business operations and accounting at its principal place of business in Portage, Michigan. The Borrower will give the Bank prompt written notice of any change in its principal place of business, or in the location of its records.

          9.10          Notices. All notices and communications provided for herein or in any document contemplated hereby or required by law to be given shall be in writing (unless expressly provided to the contrary) and, if personally delivered, effective when delivered at the address below or, in the case of mailing, effective two (2) days after sending by first class mail, postage prepaid, addressed as follows: (a) If to the Borrower, to: Manatron, Inc., 510 East Milham Road, Portage, Michigan 49002. Attention: Paul R. Sylvester and (b) if to the Bank, to: Comerica Bank, 151 South Rose Street, Kalamazoo, Michigan 49007, Attention: Corporate Banking Department, or to such other address as a party shall have designated to the other in writing in accordance with this section.

          9.11          Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures were upon the same instrument.

          9.12          Headings. Article and section headings in this Agreement are included for the convenience of reference only and shall not constitute a part of this Agreement for any purpose.

          9.13          Release and Discharge. Upon full payment of the Indebtedness and performance by the Borrower of all its other obligations hereunder, except as provided in Section 5.19 (d) hereof the parties shall thereupon automatically each be fully, finally and forever released and discharged from any claim, liability or obligation in connection with this Agreement and the other documents contemplated hereby.

          9.14          Cumulative Rights; Loan Agreement Controls. The rights and remedies of the Bank and the duties and obligations of the Borrower and each of the Subsidiaries under this Agreement and the other documents contemplated hereby shall be cumulative; provided that in the event of an express conflict between the provisions of this Agreement and the provisions of any such other documents, the provisions of this Agreement shall control.

          9.15          Supersede Prior Agreement. This Agreement supersedes and replaces a letter agreement between the Borrower and the Bank dated May 17,2002.

          9.16          Waiver of Jury Trial. The Borrower, the Subsidiaries and the Bank hereby irrevocably waive the right to trial by jury with respect to any and all actions or proceedings at any time in which the Borrower and/or the Subsidiaries and the Bank are parties arising out of this Agreement or the other documents contemplated hereby.

          IN WITNESS WHEREOF, the Borrower and the Bank have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

MANATRON, INC.

By:	/s/ Paul R. Sylvester
Paul R. Sylvester
Its:	President and Chief Executive Officer

COMERICA BANK

By:	/s/ James E. Higgins
James E. Higgins
Its:	Vice President